Exhibit 99.1

FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS RECORD 2023 SECOND QUARTER NET SALES

RAISES 2023 SALES GUIDANCE

New York, New York, July 24, 2023 Inter Parfums, Inc. (NASDAQ GS: IPAR) (“Inter Parfums” or the “Company”) today announced that for the three months ended June 30, 2023, net sales rose to $309 million, up 26% from $245 million, in the second quarter of 2022.

At comparable foreign currency exchange rates, consolidated 2023 second quarter net sales increased 25% compared to the second quarter of 2022.

Of note, the average dollar/euro exchange rate for the current second quarter was 1.09 compared to 1.06 in the second quarter of 2022, while for the first half of 2023, the average dollar/euro exchange rate was 1.08 compared to 1.09 in the first half of 2022, leading to a positive 1.3% foreign exchange impact for the quarter and a negative 0.5% for the first half.

Net Sales:

	Three Months Ended June 30,			Six Months Ended June 30,
	2023	2022	% Change	2023	2022	% Change
	($ in millions)

European based product sales	$198	$166	19%	$428	$348	23%
United States based product sales	111	79	42%	193	147	31%
	$309	$245	26%	$621	$495	25%

“We are very pleased to have achieved another record second quarter sales,” said Jean Madar, Chairman & Chief Executive Officer of Inter Parfums.

He continued, “The 19% increase in net sales by our European based operations was driven by our three largest brands, Coach, Jimmy Choo, and Montblanc, which grew sales by 28%, 21% and 16%, respectively. Also contributing to the top line gains were our fragrance “jewels,” Van Cleef & Arpels and Boucheron, as well as fashion houses Rochas and Kate Spade.

“The strength in the overall market, coupled with this year’s launches and brand extensions, including Jimmy Choo Rose Passion, Montblanc Signature Absolue and Explorer Platinum, Kate Spade Chérie, Coach Green and Love, and Rochas Eau de Rochas Citron Soleil and Girl Life, resulted in year-to-date sales gains of 23% for our European based operations.

“With respect to our U.S. based operations, we delivered solid like-for-like growth of 11% during the second quarter with strong performance across most key brands in the portfolio.

“The most gratifying news comes from the continued success of GUESS fragrances which performed exceedingly well during the quarter across all geographies, and was up 30% from the second quarter of 2022. This is driven by the sales of our newest pillars, Seductive Blue and Uomo Acqua. Second quarter GUESS brand sales more than made up for the first quarter logjam we experienced due to the ERP implementation. Of note, the significant growth in the quarter builds upon the 39% sales increase we reported for the second quarter of 2022.

“We also had strong sales of Ferragamo fragrances, which we have recently enriched with sister scents for the Signorina and Storie di Seta collections. Oscar de la Renta also performed strongly during the quarter.”

Mr. Madar went on to say, “Donna Karan/DKNY brands are also another big source of pride. They have climbed to be our second largest U.S. based brand in just one-year under our expertise. We have devoted the resources necessary to revitalize the fragrance line-up for this brand duo, including extensive advertising and promotional programs, while also establishing an inventory for shipment-ready finished goods to strengthen our relationships with our trusted distributors and retailers.”

Looking into the second half of 2023, Mr. Madar noted, “Once again, gift sets will play an important role in our consolidated third quarter sales. We expect to release several extensions with a strong emphasis on the Donna Karan/DKNY, Ferragamo and GUESS brands for U.S. based operations.

“For European based operations, we have a pipeline of releases, including new entries for the Karl Lagerfeld Les Parfums Matières collection and the debut of a new member of the Van Cleef & Arpels Collection Extraordinaire.

“Additionally, we will begin distributing the very popular fragrance, Abercrombie & Fitch Fierce in select markets.

“As planned, the Chinese market has not yet recovered its vitality and remains slow, however, the overall impact is marginal, and factored into our second half forecast. We expect a more upbeat market in 2024 for China.”

Increases 2023 Sales Guidance:

Michel Atwood, Chief Financial Officer noted, “The healthy fragrance market and ongoing consumer demand, combined with most of our brands outperforming and gaining share, enable us to again raise our 2023 net sales guidance to $1.3 billion, up from $1.25 billion communicated on April 19, 2023.

“The increase in our sales guidance does not yet include initial sales of the newly acquired fragrance licenses Roberto Cavalli and Lacoste. Roberto Cavalli fragrances are expected to start shipping in November/December 2023 and Lacoste fragrances are expected to kick-off in 2023.

“We will revise our guidance for net income per diluted share guidance when we release our full second quarter results on August 8, 2023. Guidance assumes that the average dollar/euro exchange rate remains at current levels, and there is no significant resurgence of the COVID-19 pandemic.”

About Inter Parfums, Inc.:

Operating in the global fragrance business since 1982, Inter Parfums, Inc. produces and distributes a wide array of prestige fragrance and fragrance-related products under license agreements with brand owners. The Company manages its business in two operating segments, European based operations, through its 72% owned subsidiary, Interparfums SA, and United States based operations.

The portfolio of prestige brands includes Abercrombie & Fitch, Anna Sui, Boucheron, Coach, Donna Karan, DKNY, Ferragamo, Graff, GUESS, Hollister, Jimmy Choo, Karl Lagerfeld, Kate Spade, MCM, Moncler, Montblanc, Oscar de la Renta, Roberto Cavalli, Ungaro, and Van Cleef & Arpels, whose products are distributed in over 120 countries around the world through an extensive and diverse network of distributors. Inter Parfums, Inc. is also the registered owner of several trademarks including Lanvin and Rochas.

Forward-Looking Statements:

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases, you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would," or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2022 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact Information:

Inter Parfums, Inc.	or	The Equity Group Inc.
Michel Atwood		Investor Relations Counsel
Chief Financial Officer		Karin Daly (212) 836-9623 / kdaly@equityny.com
(212) 983-2640		Linda Latman (212) 836-9609 / llatman@equityny.com
www.interparfumsinc.com		www.theequitygroup.com